[COO Listed NYSE LOGO]                                    [THE COOPER COMPANIES]

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    888-622-2600
                                                               Fax: 949-597-0662

NEWS RELEASE

     CONTACT:

     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com
     FOR IMMEDIATE RELEASE

             THE COOPER COMPANIES REPORTS FIRST QUARTER 2003 RESULTS

                        Revenue Ahead 62% to $94 Million

                Operating Income Grows 51%; EPS 44 cents, up 47%

      Fiscal 2003 Revenue Guidance Raised to $395 million to $405 million;
                 2003 EPS Guidance Now $2.03 to $2.07 Per Share

    Second Quarter Guidance: Revenue $96 million to $99 million; EPS 46 Cents to 49 Cents

LAKE FOREST, Calif., February 26, 2003--The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal first quarter ended January 31, 2003, increased its fiscal year guidance and provided second quarter guidance. All per share amounts reflect the 100% stock dividend effected in November 2002.

     o Revenue $94 million, 62% above the first quarter of 2002, 56% in constant currency.

     o    Operating income $19.8 million, 51% above the first quarter of 2002.

     o    EPS 44 cents versus 30 cents, up 47%; trailing twelve months $1.71.

     o Cash flow (pretax income from continuing operations plus depreciation and amortization) per share 68 cents, up from 49 cents in the first quarter of 2002; trailing twelve months $2.64.

Revised Revenue and Earnings Per Share Guidance

For fiscal 2003, Cooper now expects revenue of $395 million to $405 million, assuming no dramatic shift in exchange rates, and earnings per share of $2.03 to $2.07. The previous guidance for fiscal 2003 was revenue of $380 million to $400 million and earnings per share of $1.98 to $2.03.

CooperVision (CVI) expects fiscal 2003 worldwide contact lens revenue of $310 million to $315 million up at least 27%. Driving this robust performance is continued strong worldwide sales of specialty lenses, aided by increasingly favorable demographics, several new product introductions and the continuing strength of the pound sterling and the euro against the U.S. dollar. CooperSurgical (CSI) expects revenue of $85 million to $90 million for fiscal 2003.

For the second fiscal quarter, Cooper expects revenue to range from $96 million to $99 million with earnings per share ranging from 46 cents to 49 cents. Cooper has not previously issued second quarter guidance.

First Quarter Performance

Commenting on the quarter's results, A. Thomas Bender, Cooper's chairman, president and chief executive officer said, "At CooperVision (CVI), our worldwide contact lens business in the quarter grew 18%, 13% in constant currency, on an organic basis, assuming that the revenue of Biocompatibles Eyecare plc which we purchased in late February last year is included in both periods. CVI's revenue momentum continues, as market demand continues to shift from commodity lenses to specialty lenses and value added spherical lenses, its predominant product lines.

"At CooperSurgical (CSI), our women's healthcare medical device business, revenue grew 33% in the quarter to $21.2 million. Organic growth was 11%. CSI's operating margin was 18%, and operating income grew 8% compared with last year's first quarter, as expenses associated with integrating the recently acquired Sage BioPharma and Ackrad businesses temporarily reduced margins. Operating margins are expected to range between 22% and 25% as these businesses are fully integrated into CSI.

"Our days sales outstanding (DSO's) in the first quarter increased to 79 days from 71 days last quarter. An unfavorable foreign exchange impact, a systems integration issue in CVI's international operations, and an ongoing shift to a higher mix of international and optical chain revenue combined to produce this result. We expect DSO's in the mid 70's in the next quarter."

Business Unit P&L Highlights ($'s millions)

--------------------------------------------------------------------------------
                         Three Months Ended January 31,
--------------------------------------------------------------------------------
                    Revenue                       Operating Income
             --------------------   --------------------------------------------
                              %                      %     % Revenue   % Revenue
              2003    2002   Inc.    2003    2002   Inc.      2003        2002
             -----   -----   ----   -----   -----   ----   ---------   ---------
CVI          $72.8   $42.1    73%   $18.4   $11.3    62%      25%         27%
CSI           21.2    16.0    33%     3.8     3.6     8%      18%         22%
             -----   -----          -----   -----
Subtotal      94.0    58.1    62%    22.2    14.9    50%      24%         26%
HQ Expense             --     --     (2.4)   (1.8)   --       --          --
             -----   -----          -----   -----
TOTAL        $94.0   $58.1    62%   $19.8   $13.1    51%      21%         23%
             =====   =====          =====   =====

Operating Highlights

CooperVision

Pro Forma Results

At the end of February 2002, CVI acquired Biocompatibles Eyecare plc. CVI's consolidated results, therefore, include Biocompatibles' performance beginning in March 2002. In order to measure organic growth, discussions below of results and comparisons of CVI's business are on a pro forma basis as if Biocompatibles' revenue for the comparable period of 2002 was included.

First Quarter Contact Lens Revenue Highlights

During the first quarter:

     o    Worldwide contact lens revenue grew 18%, 13% in constant currency.

     o All specialty lenses--toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms--grew 24 percent and now account for over 60% of CVI's soft lens business. Specialty lenses and value added spherical lenses offer added benefits to patients with complex visual defects and command higher margins than commodity lenses that simply correct near- and farsightedness.

     o Sales of toric lenses, which correct astigmatism, increased 12% and account for about 40% of CVI's soft lens revenue. The two-week and monthly toric product lines grew 26% in the quarter and now represent about 55% of CVI's toric business.

     o CVI's disposable spherical lens business grew 30%, driven by Frequency Aspheric and Proclear sphere. This strong growth reflects a worldwide transition from commodity two-week spheres to value added monthly disposable spheres.

First Quarter CVI Geographic Highlights

     o Contact lens revenue in the United States, 49% of CVI's business, grew 16%, well ahead of the U.S. market that grew about 9% in the fourth calendar quarter.

     o Contact lens revenue outside of the United States, 51% of CVI's worldwide revenue in the quarter, grew 20%.

     o    European soft lens revenue, about 40% of CVI's total revenue, grew
          18%.

     o During the first quarter of 2003, CVI's line of two-week disposable lenses was launched in Japan.

Biocompatibles Eyecare, plc

CVI expects that the products acquired from Biocompatibles will contribute about $90 million in revenue in fiscal 2003. The integration of the acquisition is on target, and CVI continues to have good success trading up customers to Biocompatibles' higher margin Proclear products.

New Products

During the first quarter CVI:

     o Broadened the distribution of Proclear Toric disposable lenses in the United States.

     o Introduced Expressions Accents, a new line of disposable cosmetic products that accentuates the natural color of the eye, in the United States. These products complement CVI's existing line of opaque lenses that change the appearance of the color of the eyes. Distribution outside the U.S. is expected to begin in the third fiscal quarter. CVI, with the most extensive line of cosmetic lenses in the industry, expects revenue from these products to range between $22 million to $24 million in 2003.

During the fiscal third quarter of 2003 CVI expects to launch:

     o    Proclear Aspheric in its worldwide markets.

     o Frequency Multifocal in markets outside the United States. Sales of Frequency Multifocal in the United States remain ahead of expectations. CVI expects worldwide revenue of $6 million to $8 million in 2003, up from $2 million in 2002.

Continuing to build on its Proclear franchise, the Proclear Multifocal introduction is planned for 2004.

CVI First Quarter Expenses

During the first fiscal quarter, CVI research and development expenditures were $857 thousand, up 41% over the first quarter of 2002 reflecting an initiative to develop new and improved contact lens products. During the 2003 to 2005 period, CVI is investing in two new research programs: the development of an extended wear contact lens and an improved contact lens technology. We expect that research and development expenses will increase by between $1.5 million and $2.0 million in 2003.

Because CVI manufactures a major percentage of its lenses in the United Kingdom, the favorable impact of currency on revenue tends to be offset by the unfavorable translation of manufacturing and operating costs. The effect of currency gains and losses on operating income in the quarter was immaterial.

CVI's gross margin was 67% of sales compared to 69% in the prior year's first quarter. This reflects:

     o Reduced margin on sales of Biocompatibles' products. Going forward, we expect that these margins will continue to improve as CVI improves manufacturing costs and shifts customers to higher margin Proclear products.

     o The negative impact of the stronger pound sterling on manufacturing costs.

     o    Lower gross margins on sales to a Japanese distributor.

Calendar Year 2002 Contact Lens Market Highlights

Incorporating recently reported corporate results with up-to-date market research, CVI now estimates that the worldwide contact lens market grew about 10% in calendar 2002, the strongest performance in several years. Manufacturers' revenue for all contact lenses in the United States grew 8% and in Canada, 16%.

Estimates of the Japanese and Asian markets indicate about 10% growth and, through the first six months, manufacturers' revenue in Europe grew about 14%. North America, Asia and Europe account for about 95% of the worldwide contact lens market.

CooperSurgical (CSI)

Revenue at CSI, Cooper's women's healthcare medical device business, grew 33% over last year's first quarter to $21.2 million. Organic growth was 11%. CSI's operating margin was 18% for the quarter, down from 22% in the first quarter of 2002, as expenses associated with integrating the recently acquired Sage BioPharma and Ackrad businesses temporarily reduced margins. Margins are expected to improve as these businesses are fully integrated. Sage BioPharma and Ackrad Laboratories both specialize in infertility products.

Tax Rate

The Company's effective tax rate (ETR) (income tax expense divided by pretax income) was 25% for the quarter, the same rate as fiscal 2002. This was below the 29% ETR in the first fiscal quarter of 2002, reflecting the favorable effects of the Biocompatibles acquisition at the end of February 2002.

Balance Sheet

     o At the end of the first fiscal quarter, Cooper's days sales outstanding (DSO's) increased to 79 days from 71 days last quarter reflecting:

          o    the impact of the strengthening pound and euro.

          o the ongoing shift to a higher mix of international and optical chain revenue.

          o a systems integration issue in CVI international operations that delayed some collection efforts.

     DSO's are expected in the mid 70's by the end of the next quarter.

     o Inventory months on hand continue at desired levels at 7.0 months, about the same as the last four quarters, and are expected to remain at this level going forward.

     o During the quarter, capital expenditures were about $5.9 million. Depreciation and amortization was $3 million for the quarter.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts restated where appropriate to reflect retroactively the 2-for-1 stock split effected in the form of a 100% stock dividend on November 22, 2002.

Non-GAAP Financial Measures

In this news release we report Cooper's "cash flow per share" for the first quarter of fiscal 2003 and 2002 as 68 cents and 49 cents, respectively, and our cash flow per share for the 12 months ended January 31, 2003 as $2.64.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we think it is the most appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time.

In Cooper's case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization" ("EBITDA") because unlike most companies, Cooper does not expect to pay federal income taxes until about 2007, when we expect to exhaust the usage of our U.S. net operating loss carryforwards. This gives Cooper a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate "cash flow per share," we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares outstanding used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) "to cash flow per share" for all periods reported using the same diluted per share figures.

               I. For the Three Months Ended January 31,
               -----------------------------------------
                       2003               2002
                 ---------------   -------------------
                            Per
                  $(000)   Share    $(000)   Per Share
                 -------   -----   -------   ---------
Net Income       $13,855   $0.44   $ 9,405     $0.30
                           =====               =====
Add:
Income Taxes       4,618             3,845
Depreciation       2,615             1,785
Amortization         356               308
"Cash Flow"      $21,444   $0.68   $15,343     $0.49
                 =======   =====   =======     =====

Shares (000)      31,601           31,075
                 =======           ======

                         II. 12 Months Ended January 31, 2003:
                         -------------------------------------
                              $(000)         Per Share
                             -------         ---------
Year ended October 31,
2002:

Net Income                   $48,875           $1.57
Add:
Income Taxes                  16,294
Depreciation                   9,892
Amortization                   1,477
"Cash Flow"                  $76,538           $2.45
                             =======
Shares (000)                  31,189
                             =======

Plus (minus) Three Months Ended January 31:
2003                                              0.68
2002                                             (0.49)
                                                 -----
"Cash flow" per share for the 12 months ended
January 31, 2003                                $ 2.64
                                                 =====

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include certain statements pertaining to our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking statements. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, cost of complying with new corporate governance regulatory requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our

Annual Report on Form 10-K for the year ended October 31, 2002. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call to discuss its first quarter results today at 2 p.m., Pacific Standard Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 319765. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Bedminster, N.J., Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its World Wide Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized.

                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                   (In thousands, except earnings per amounts)
                                   (Unaudited)

                                                              Three Months Ended
                                                                 January 31,
                                                              -----------------

                                                                2003       2002
                                                              -------    -------
Net sales                                                     $94,014    $58,112
Cost of sales                                                  34,647     20,627
                                                              -------    -------
Gross profit                                                   59,367     37,485
Selling, general and administrative expense                    37,877     23,213
Research and development expense                                1,315        857
Amortization of intangibles                                       356        308
                                                              -------    -------
Operating income                                               19,819     13,107
Interest expense                                                1,824        893
Other income, net                                                 478      1,036
                                                              -------    -------
Income before income taxes                                     18,473     13,250
Provision for income taxes                                      4,618      3,845
                                                              -------    -------
Net income                                                    $13,855    $ 9,405
                                                              =======    =======

Diluted earnings per share                                    $  0.44    $  0.30
                                                              =======    =======

Number of shares used to compute diluted earnings per share    31,601     31,075
                                                              =======    =======

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                       January 31,   October 31,
                                                          2003          2002
                                                       -----------   -----------

                                     ASSETS
Current assets:
   Cash and cash equivalents                             $  9,054      $ 10,255
   Trade receivables, net                                  83,886        74,545
   Marketable securities                                    3,023         2,750
   Inventories                                             81,045        76,279
   Deferred tax asset                                      19,092        17,781
   Other current assets                                    18,065        17,300
                                                         --------      --------
      Total current assets                                214,165       198,910
                                                         --------      --------
Property, plant and equipment, net                         94,516        87,944
Goodwill                                                  247,052       238,966
Other intangibles, net                                     14,332        14,651
Deferred tax asset                                         22,500        26,806
Other assets                                                4,403         3,838
                                                         --------      --------
                                                         $596,968      $571,115
                                                         ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                          $ 17,392      $ 36,333
Other current liabilities                                  85,209        90,348
                                                         --------      --------
      Total current liabilities                           102,601       126,681
                                                         --------      --------
Long-term debt                                            158,963       127,318
Other liabilities                                           2,469         5,674
                                                         --------      --------
      Total liabilities                                   264,033       259,673
                                                         --------      --------
Stockholders' equity                                      332,935       311,442
                                                         --------      --------
                                                         $596,968      $571,115
                                                         ========      ========